For Immediate Release

Contact:	Craig Tooman EVP, Finance and Chief Financial Officer 908-541-8777

ENZON REPORTS SOLID THIRD QUARTER 2008 RESULTS

-- Provides update on the sale of the specialty pharma business --

BRIDGEWATER, NJ – November 5, 2008 – Enzon Pharmaceuticals, Inc. (Nasdaq: ENZN) today announced solid third quarter 2008 financial results. For the three months ended September 30, 2008, Enzon reported a net loss of $2.0 million or $0.05 on a diluted per-share basis, as compared to a net income of $87.5 million or $1.23 on a diluted per-share basis for the third quarter of 2007. In 2007, the third quarter results were impacted by the $88.7 million net gain from the sale of a portion of our PEG-INTRON royalty asset.

“The Company remains strong and we continue to see growth and stability in our marketed products. Unfortunately the volatile external markets impacted our ability to complete the sale of our specialty business at this time. We continue our process to spin-off the biotechnology business and remain open to any new opportunities should they arise,” said Jeffrey H. Buchalter, chairman and chief executive officer of Enzon. “Our innovative and diverse pipeline continues to advance and we are encouraged by the data generated which was presented at the latest major medical meetings.”

Recent Highlights

•	Oncaspar-IV™ received orphan drug status in the EU.
•

At the October 2008 EORTC-NCI-AACR annual meeting in Geneva, Switzerland, the Company presented for the first time clinical data from its HIF-1 alpha program and new clinical data from its PEG-SN38 program; in addition the Company revealed its third Locked Nucleic Acid (LNA)-based RNA antagonist, ErbB3 (HER3).

•

The Company presented data from its LNA programs at the 4th Annual Meeting of Oligonucleotide Therapeutics Society (OTS) in Boston, Massachusetts. This meeting was the first presentation in which the Company presented the LNA-based Survivin antagonist.

Revenues

The following table reflects the revenues generated by product and segment for the three month periods ended September 30, 2008 and 2007.

	Three Months Ended (in thousands)
	September 30, 2008	September 30, 2007	% Change
Products
Oncaspar	$ 12,492	$ 10,520	19
DepoCyt	2,201	2,163	2
Abelcet	6,636	6,743	(2)
Adagen	7,583	5,448	39
Total Products	28,912	24,874	16

Royalties	14,611	18,206	(20)
Contract Manufacturing	5,267	3,761	40

Total Revenues	$48,790	$46,841	4

Products Segment

The 16 percent growth in net product sales for the three months ended September 30, 2008 compared to the same period of 2007 was attributable primarily to higher revenues from Oncaspar for the treatment of Acute Lymphoblastic Leukemia (ALL), and Adagen for the treatment of a type of Severe Combined Immunodeficiency Disease (SCID). Oncaspar continues to be used and adopted in new pediatric and adult hospital and cooperative group protocols. Sales of DepoCyt, for treatment of lymphomatous meningitis, are relatively stable. Adagen tends to fluctuate from quarter-to-quarter. Abelcet, for the treatment of invasive fungal infections, continues to exhibit relative stability in a very competitive marketplace.

Royalties Segment

PEG-INTRON royalties account for the majority of our total royalty revenues. In August 2007, we sold a 25 percent interest in our future PEG-INTRON royalties. During the three months ended September 30, 2008, PEG-INTRON royalty revenue declined 26 percent compared to the prior year third quarter, in line with the portion of the royalty sold. Royalties from Pegasys in the third quarter of 2008 showed a significant increase over the corresponding quarter of 2007 due to timing of shipments to Roche. For the third quarter of 2008, we reported our first royalty from Cimzia®. In April 2008, Cimzia was approved in the United States for the treatment of Crohn’s disease. Cimzia is the first and only PEGylated anti-TNFa (Tumor Necrosis Factor alpha) antibody derived product.

Contract Manufacturing Segment

Contract manufacturing revenue for the three months ended September 30, 2008 was $5.3 million compared to $3.8 million for the comparable period of 2007. Growth from additional business and timing of shipments to our customers contributed to a 40 percent growth in revenues. The Company has been recently notified that one of its contracts will expire in 2010 and will not be renewed. The Company continues to evaluate new contract manufacturing opportunities.

Cost of Product Sales and Contract Manufacturing

The Company’s cost of goods sold was $14.5 million for the three months ended September 30, 2008, compared to $14.1 million for the three months ended September 30, 2007. The gross margin this quarter increased to 58 percent. The increase is primarily due to efficiencies we have experienced as a result of the consolidation of the manufacturing facilities.

Research and Development

For the three months ended September 30, 2008, research and development expenses increased by $5.2 million to $15.7 million as compared to the three months ended September 30, 2007. We continue to invest in our research and development efforts in areas such as rhMBL, PEG-SN38, the HIF-1 alpha antagonist and other LNA- and PEGylation- based programs, as well as our next-generation lifecycle programs for Oncaspar and Adagen. The 50 percent increase this quarter is primarily due to $1.0 million in milestones related to our LNA platform program and the increase in costs associated with the efforts to improve the manufacturing processes and pharmaceutical properties of Oncaspar and Adagen. As highlighted above, we presented our first clinical data on the HIF-1 alpha antagonist program at the EORTC meeting in October. We also presented additional PEG-SN38 data and preclinical data from our Survivin program. We have recently announced our third LNA target, HER3, and data was presented at the Oligonucleotide Therapeutics Society (OTS) meeting in October. Our data continues to show promise in our very novel and innovative pipeline.

Selling, General and Administrative

Selling and marketing expenses consist primarily of sales and marketing programs to support our sales force as well as medical education. Selling and marketing expenses for the three months ended September 30, 2008 were down 2 percent from the third quarter of 2007. The decrease reflects the continued selective spending in the selling and marketing programs. General and administrative expenses increased $3.8 million primarily due to expenses related to the Company’s proposed strategic initiatives.

Restructuring Charge

The Company’s consolidation of all operations at the Company’s South Plainfield, New Jersey facility to the Indianapolis facility are essentially complete and will be fully transferred in 2008. In connection with the restructuring program for the three months ended September 30, 2008 the Company incurred a total cost of $0.2 million compared to $5.5 million for the three months ended September 30, 2007. These costs included employee severance and related benefits for affected employees. In the third quarter of 2007, we recognized $5.1 million of remaining depreciation on South Plainfield assets which were decommissioned during the quarter.

Other Income (Expense)

Other expense for the three months ended September 30, 2008 was $1.8 million, as compared to net expense of $1.1 million for the three months ended September 30, 2007. Other (income) expense includes: net investment income, interest expense and other income or expense. Interest expense was $3.0 million for the three-month period ended September 30, 2008 compared to $4.3 million for the three-month period ended September 30, 2007. Investment income was also reduced in the third quarter of 2008 to $1.3 million. The reduction in interest expense and investment income resulted from the elimination of the remaining 4.5 percent notes.

Cash and Investments

Total cash reserves, which include cash, short-term investments, restricted investments and cash and marketable securities, were $202.5 million as of September 30, 2008, as compared to $258.2 million as of December 31, 2007. The decrease is primarily due to the repurchase and repayment of $72.4 million of our 4.5 percent notes in 2008. This decrease is partially offset by cash provided by operating activities.

Adjusted Financial Results

For the three months ended September 30, 2008, Enzon reported an adjusted net income of $0.7 million or $0.01 per diluted share, as compared to an adjusted net loss of $1.3 million or $0.03 per diluted share for the three months ended September 30, 2007.

The following table reconciles the Company’s net (loss) income and net (loss) income per diluted share as determined in accordance with U.S. generally accepted accounting principles (GAAP) to its adjusted net income (loss) and net income (loss) per diluted share for the three months ended September 30, 2008 and 2007 respectively:

	Three Months Ended
	(in thousands, except per-share amounts)
	September 30, 2008		September 30, 2007

	Net	Net (loss)	Net	Net income
	(Loss)	income per	Income	(loss) per
	Income	diluted share (4)	(loss)	diluted share (5)
GAAP net (loss) income	$(2,020)	$(0.05)	$87,530	$1.23
Adjustment to GAAP net loss:
Add: Costs related with the proposed
strategic initiatives (1)	2,694	-
Less: Gain related to the repurchase of
debt (2)			(182)	-
Less: Gain on sale of royalty asset (3)			(88,666)	-
Adjusted net income (loss) (6)	$674	$0.01	$(1,318)	$(0.03)

(1)

Adjusted financial results for the third quarter of 2008 exclude the costs related with the Company’s proposed strategic initiatives (spin-off of the Company’s biotechnology business or sale of the specialty pharmaceutical business).

(2)	The Company's adjusted financial results for the third quarter of 2007 exclude a gain related to the repurchase and repayment of the 4.5% Notes.

(3)

The Company’s adjusted financial results for the third quarter of 2007 exclude a gain on the sale of a 25% interest in future royalties on sales of PEG-INTRON by Schering-Plough Corporation of $88.7 million.

(4)

Computation of adjusted diluted earnings per share includes certain contingently issuable shares whereas GAAP loss per share does not. Per-share computation of individual reconciling items is not meaningful.

(5)

Computation of diluted GAAP earnings per share includes certain contingently issuable shares and the assumed conversion of notes payable and the add-back of interest expense; no such adjustments are included in the computation of adjusted diluted loss per share. Per-share computation of individual reconciling items is not meaningful.

(6)

Adjusted net income (loss) and adjusted net income (loss) per share, as Enzon defines them, may differ from similarly named measures used by other entities, and consequently, could be misleading unless all entities calculated and defined such items in the same manner. The Company believes that investors’ understanding of its performance is enhanced by disclosing adjusted net income (loss) and adjusted net income (loss) per share reflecting adjustments for certain items that the Company deems to be non-recurring.

Conference Call and Webcast

Enzon will be hosting a live conference call today, November 5, 2008 at 9:00 am Eastern Time (ET). All interested parties may access the call by using the following information:

Domestic Dial-In Number:	(866) 334-4934
International Dial-In Number:	(416) 849-4293
Access Code:	Enzon

Enzon’s conference call will also be available via live audio webcast at www.investorcalendar.com. For those unable to attend the live audio webcast, a replay will be available beginning approximately one hour after the event. Additionally, a telephonic rebroadcast will be available following the call. The rebroadcast will begin on Wednesday, November 5, 2008, at approximately 12:00 p.m. Eastern Time (ET) and end on November 12, 2008, at approximately 12:00 p.m. Eastern Time (ET). The rebroadcast may be accessed using the following information:

Domestic Dial-In Number:	(866) 245-6755
International Dial-In Number:	(416) 915-1035
Access Code:	98757

About Enzon

Enzon Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to the development, manufacturing, and commercialization of important medicines for patients with cancer and other life-threatening conditions. Enzon has a portfolio of four marketed products, Oncaspar®, DepoCyt®, Abelcet® and Adagen®. The Company’s drug development programs utilize several cutting-edge approaches, including its industry-leading PEGylation technology platform used to create product candidates with benefits such as reduced dosing frequency and less toxicity. Enzon’s PEGylation technology was used to develop two of its products, Oncaspar and Adagen, and has created a royalty revenue stream from licensing partnerships for other products developed using the technology. Enzon also engages in contract manufacturing for several pharmaceutical companies to broaden the Company’s revenue base. Further information about Enzon and this press release can be found on the Company’s web site at www.enzon.com.

Forward Looking Statements

There are forward-looking statements contained herein, which can be identified by the use of forward-looking terminology such as the words "believes," "expects," "may," "will," "should,” "potential," "anticipates," "plans," or "intends" and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments indicated in such forward-looking statements. Such factors include, but are not limited to the timing, success and cost of clinical studies; the ability to obtain regulatory approval of products, market acceptance of, and continuing demand for, Enzon’s products and the impact of competitive products and pricing. A more detailed discussion of these and other factors that could affect results is contained in our filings with the U.S. Securities and Exchange Commission, including our annual report on Form 10-K for the period ended December 31, 2007. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. No assurance can be given that the future results covered by the forward-looking statements will be achieved. All information in this press release is as of the date of this press release and Enzon does not intend to update this information.

Enzon Pharmaceuticals, Inc. and Subsidiaries
Consolidated Statements of Operations
Three Months ended September 30, 2008 and 2007
(In thousands, except per share amounts)
(Unaudited)

	September 30,	September 30,
	2008	2007
Revenues:
Product sales, net	$28,912	$24,874
Royalties	14,611	18,206
Contract manufacturing	5,267	3,761
Total revenues	48,790	46,841

Costs and expenses:
Cost of product sales and contract manufacturing	14,473	14,118
Research and development	15,654	10,456
Selling, general and administrative	18,253	14,632
Amortization of acquired intangible assets	167	171
Restructuring charge	249	5,513

Total costs and expenses	48,796	44,890
Gain on sale of royalty interest, net	-	88,666

Operating (loss) income	(6)	90,617

Other income (expense):
Investment income, net	1,268	2,689
Interest expense	(3,025)	(4,286)
Other, net	(94)	497
	(1,851)	(1,100)
(Loss) income before income tax provision	(1,857)	89,517

Income tax provision	163	1,987
Net (loss) income	$(2,020)	$87,530

(Loss) earnings per common share – basic	$(0.05)	$1.99
(Loss) earnings per common share – diluted	$(0.05)	$1.23

Weighted average shares – basic	44,464	43,925

Weighted average shares – diluted	44,464	74,344

Enzon Pharmaceuticals, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
September 30, 2008 and December 31, 2007
(In thousands)
(Unaudited)

	September 30,	December 31,
	2008	2007

Assets
Current assets:
Cash and short-term investments	$136,031	$163,960
Restricted investments and cash	-	73,592
Accounts receivable, net	15,262	14,927
Inventories	16,804	22,297
Other current assets	6,155	6,401
Total current assets	174,252	281,177
Property and equipment, net	45,006	45,312
Other assets:
Marketable securities	66,479	20,653
Amortizable intangible assets, net	63,366	68,141
Other assets	4,247	5,074
	134,092	93,868
Total assets	$353,350	$420,357

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$36,228	$33,091
Notes payable	-	72,391
Total current liabilities	36,228	105,482

Notes payable	275,000	275,000
Other liabilities	3,924	3,302
Total liabilities	315,152	383,784

Stockholders’ equity	38,198	36,573
Total liabilities and stockholders’ equity	$353,350	$420,357

Common shares outstanding	44,896	44,200